Mylan Reports a 23% Increase in Fourth Quarter 2012 Adjusted Diluted EPS to $0.65
Announces 2013 adjusted diluted EPS guidance range of $2.75 - $2.95
PITTSBURGH - February 27, 2013-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three months and year ended December 31, 2012.
Financial Highlights

•	Adjusted diluted EPS of $0.65 for the three months ended December 31, 2012 compared to $0.53 for the same prior year period, an increase of 23%

•	Total revenues of $1.72 billion for the three months ended December 31, 2012 compared to $1.53 billion for the same prior year period, an increase of 13%

•	On a GAAP basis, diluted EPS of $0.39 for the three months ended December 31, 2012 compared to $0.30 for the same prior year period, an increase of 30%

•	Adjusted diluted EPS of $2.59 for the year ended December 31, 2012 compared to $2.04 for the same prior year period, an increase of 27%

•	Total revenues of $6.80 billion for the year ended December 31, 2012 compared to $6.13 billion for the same prior year period, an increase of 11%

•	On a GAAP basis, diluted EPS of $1.52 for the year ended December 31, 2012 compared to $1.22 for the same prior year period, an increase of 25%

•
Adjusted operating cash flow of $1.12 billion for the year ended December 31, 2012, an increase of 27%, on a GAAP basis, cash flow from operating activities of $949 million for the year ended December 31, 2012

•	Completed the repurchase of approximately 18.0 million shares of common stock for approximately $500 million during the three months ended December 31, 2012
Mylan Chief Executive Officer, Heather Bresch commented: “2012 was an outstanding year for Mylan, with top-line growth of 11% and bottom line growth of 27% versus last year. With 2012 adjusted diluted earnings per share of $2.59, we delivered earnings at the high end of our updated guidance range. This record performance again is a testament to the strength and diversity of our global platform and our ability to consistently execute on our commitments. We are particularly pleased that in the fourth quarter we saw double-digit constant currency revenue growth in each of our segments and regions. With this strong performance in 2012, Mylan has delivered double-digit compound-annual growth in adjusted revenues (10%), EBITDA (16%) and earnings per share (34%) over the past five years.
"Mylan's outstanding track record is one of the many reasons we are so excited about, and have such strong confidence in, our future. For 2013, we are projecting adjusted diluted EPS of between $2.75 and $2.95 per share, a 10% increase at the midpoint over our 2012 EPS, and we remain confident in our 2018 target of $6 per share. This confidence in our future is supported by the strength of the assets we have assembled to date and the broad array of meaningful opportunities we see ahead to continue to drive our growth, as well as the investments we are making in our business to ensure that we maximize these opportunities. Further, we continue to generate strong cash flows and returning value to our shareholders through share buy-backs remains an important ongoing part of our cash deployment strategy.”
John Sheehan, Mylan's chief financial officer, added: “We anticipate that 2013 will be another year of double-digit bottom line growth for Mylan as we continue to invest for the future. We expect 2013 revenues of between $7 billion and $7.4 billion, which takes into account the continued unfavorable impact on sales of certain foreign currency exchange rates resulting from the strength of the U.S. Dollar. We believe that our ability to continue to generate consistent growth underscores the power of our global platform. Not only does Mylan have the capacity to accelerate our long-term growth targets by executing on appropriate, strategic external opportunities, we also have capacity for additional share repurchase programs such as the one announced today. We look forward to providing further details on our exciting longer-term outlook at our investor day in New York City on August 1st.”
1500 Corporate Drive, Canonsburg, PA 15317     P: 724.514.1800     F: 724.514.1870     Mylan.com

Financial Results Summary
Three Months Ended December 31, 2012
For the three months ended December 31, 2012, Mylan reported total revenues of $1.72 billion compared to $1.53 billion in the comparable prior year period, an increase of $191.7 million or 12.5%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $216 million, or 14%.

A tabular summary of Mylan's revenues for the three months and years ended December 31, 2012 and 2011 is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.56 billion in the quarter ended December 31, 2012, compared to $1.42 billion in the comparable prior year period, representing an increase of $141.7 million, or 10.0%, or an increase of approximately 12% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $810.9 million for the current quarter, compared to $737.1 million for the comparable prior year period, representing an increase of $73.9 million, or 10.0%. The increase in third party net revenues was principally due to sales of new products launched during 2012, which totaled approximately $181 million in the current quarter. The increase in sales from new products was partially offset by lower sales of existing products as a result of lower pricing and volume. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $368.3 million for the current quarter, compared to $347.4 million for the comparable prior year period, representing an increase of $21.0 million, or 6.0%. Foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the strengthening of the U.S. Dollar versus the Euro. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in an increase in third party net revenues of approximately $34 million, or 10%. This increase was principally the result of an increase in revenues in France, Italy and the United Kingdom of approximately 20%, 22% and 27%, respectively, as a result of new product revenue and favorable volume. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $384.8 million for the current quarter, compared to $337.9 million for the comparable prior year period, an increase of $46.8 million, or 13.9%. However, foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee. Excluding the effect of foreign currency, calculated as described above, third party net revenues would have increased by approximately $60 million, or 18%. This increase is primarily driven by higher revenues by Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API). In addition, local currency revenues in Japan were favorably impacted by higher volumes. Offsetting these increases was a decline in local currency revenues in Australia, principally as a result of significant government-imposed price cuts in the current year.

For the current quarter, Mylan's Specialty segment reported third party net sales of $145.3 million, an increase of $40.6 million, or 38.8%, from the comparable prior year period of $104.7 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® Auto-Injector, sales of which increased as a result of favorable pricing and volume, including growth in the overall market. The EPIPEN® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions.

Gross profit for the three months ended December 31, 2012, was $742.3 million and gross margins were 43.1%. For the three months ended December 31, 2011, gross profit was $644.6 million, and gross margins were 42.1%. Adjusted gross profit, as further defined below, for the three months ended December 31, 2012 was $845.4 million and adjusted gross margins were 49% as compared to adjusted gross profit of $732.2 million and adjusted gross margins of 48% in the comparable prior year period. The increase in adjusted gross margins was primarily the result of new product introductions in North America during 2012 and the increase in sales of the EPIPEN® Auto-Injector, partially offset by the impact of unfavorable pricing on existing products in all regions within our Generics segment.

Earnings from operations were $262.7 million for the three months ended December 31, 2012, compared to $247.4 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the three months ended December 31, 2012 was $409.3 million as compared to adjusted earnings from operations of $363.8 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, partially offset by increases in research and development costs ("R&D") and selling, general and administrative costs ("SG&A"). R&D increased primarily due to the expenses related to the development of the respiratory and biologics programs as well as the timing of internal and external product development projects. SG&A increased as a result of increased marketing costs in our Specialty segment, and higher employee benefit costs.

Interest expense for the three months ended December 31, 2012, totaled $74.6 million, compared to $81.1 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the three months ended December 31, 2012 was $59.3 million as compared to adjusted interest expense of $68.1 million in the comparable prior year period. The decrease was the result of lower interest expense on variable rate debt instruments primarily due to the refinancing of our credit agreement in November 2011.

Other income (expense), net, was income of $2.8 million in the current quarter compared to expense of $37.4 million in the comparable prior year period. Generally included in other income (expense), net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income. Additionally, included in the prior year period are charges associated with the termination of certain interest rate swaps totaling $13.9 million and the write-off of previously deferred financing fees of $20.1 million related to the refinancing of our senior credit facility in November 2011.

Net earnings attributable to Mylan Inc. increased $32.5 million, or 25.1%, to $162.0 million for the three months ended December 31, 2012 as compared to $129.5 million for the prior year comparable period. Adjusted earnings increased $40.3 million or 17.8% to $266.9 million for the three months ended December 31, 2012 as compared to adjusted earnings of $226.6 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $398.5 million for the quarter ended December 31, 2012, and $334.0 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $462.4 million for the current three-month period and $406.6 million for the comparable prior year period.

Year Ended December 31, 2012
For the year ended December 31, 2012, Mylan reported total revenues of $6.80 billion compared to $6.13 billion in the comparable prior year period. Third party net revenues for the year ended December 31, 2012 were $6.75 billion compared to $6.11 billion for the comparable prior year period, representing an increase of $644.0 million, or 10.5%. Revenues were unfavorably impacted by the effect of foreign currency translation, generally reflecting a stronger U.S. Dollar as compared to the currencies in other major markets in which Mylan operates. Translating third party net revenues at prior year exchange rates would have resulted in year over year increase in third party net revenues, excluding foreign currency, of $840 million, or approximately 14%.

Generics third party net revenues were $5.95 billion for the year ended December 31, 2012, compared to $5.56 billion in the comparable prior year period, representing an increase of $391.2 million, or 7.0%, or an increase of approximately 11% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $3.26 billion for the year ended December 31, 2012, compared to $2.86 billion for the comparable prior year period, representing an increase of $406.4 million, or 14.2%. The increase in third party revenues was principally due to sales of new products launched during 2012 which totaled approximately $784 million in the current year to date period, partially offset by lower revenues from existing products as a result of unfavorable pricing and volume.

Third party net revenues from EMEA were $1.36 billion for the year ended December 31, 2012, compared to $1.47 billion for the comparable prior year period, a decrease of $109.8 million, or 7.5%. Current year third party net revenues from EMEA were essentially flat when translated at comparable prior year period exchange rates. This slight decrease was the result of competitive market conditions, which resulted in lower pricing on existing products in a number of European markets in which Mylan operates, almost fully offset by new product introductions throughout Europe and favorable volume, principally in France and Italy.

In Asia Pacific, third party net revenues were $1.33 billion for the year ended December 31, 2012, compared to $1.24 billion for the comparable prior year period, an increase of $94.6 million, or 7.7%. Excluding the unfavorable effect of foreign currency, calculated as described above, the increase was approximately $185 million, or 15%.This increase is primarily driven by higher third party sales by Mylan India.

Specialty reported third party net revenues of $800.2 million for the year ended December 31, 2012, an increase of $252.8 million, or 46.2% over the comparable prior year period amount of $547.4 million. This increase was the result of higher sales of the EPIPEN® Auto-Injector.

Gross profit for the year ended December 31, 2012 was $2.91 billion and gross margins were 42.8%. For the comparable prior year period, gross profit was $2.56 billion and gross margins were 41.8%. Adjusted gross profit for the year ended December 31, 2012 was $3.37 billion and adjusted gross margins were 50% as compared to adjusted gross profit of $2.94 billion and adjusted gross margins of 48% in the comparable prior year period. The increase in adjusted gross margin was the result of new product introductions and favorable pricing and volume on the EPIPEN® Auto-Injector.

Earnings from operations were $1.11 billion for the year ended December 31, 2012, compared to $1.01 billion for the comparable prior year period. Adjusted earnings from operations for the year ended December 31, 2012 were $1.69 billion as compared to adjusted earnings from operations of $1.48 billion in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, partially offset by increases in R&D and SG&A. R&D increased due primarily to the expenses related to the development of the respiratory and biologics programs as well as the timing of internal and external product development projects. SG&A increased as a result of increased marketing and employee benefit costs, including increased costs for retirement and post-employment programs.

Interest expense for the year ended December 31, 2012, totaled $308.7 million, compared to $335.9 million for the comparable prior year period. Adjusted interest expense for the year ended December 31, 2012 was $242.4 million as compared to adjusted interest expense of $286.1 million in the comparable prior year period.

Other income (expense), net, for the year ended December 31, 2012 was income of $3.4 million compared to expense of $14.9 million in the comparable prior year period.

Net earnings attributable to Mylan Inc. increased $104.0 million, or 19.4%, to $640.9 million for the year ended December 31, 2012 as compared to $536.8 million for the comparable prior year period. Adjusted earnings increased $193.7 million, or 21.7%, to $1.09 billion for the year ended December 31, 2012 as compared to adjusted earnings of $893.0 million for the comparable prior year period.

EBITDA was $1.68 billion for the year ended December 31, 2012, and $1.50 billion for the comparable prior year period. After adjusting for certain items as further discussed below, adjusted EBITDA was $1.89 billion for the year ended December 31, 2012 and $1.68 billion for the comparable prior year period.
Cash Flow
Adjusted cash provided by operating activities was $1.12 billion for the year ended December 31, 2012, compared to $882 million for the comparable prior year period. On a GAAP basis, cash provided by operating activities was $949 million for the year ended December 31, 2012, compared to $720 million for the comparable prior year period. Capital expenditures were approximately $305 million in the current year as compared to approximately $280 million in the same prior year period.

During 2012, the Company completed two share repurchase programs by purchasing approximately 41.4 million shares of common stock for approximately $1.0 billion. During 2011, the Company repurchased approximately 14.8 million shares of common stock for approximately $350 million. In addition, in December 2012, the Company completed a private placement of $750 million aggregate principal amount of 3.125% Senior Notes due 2023.

On February 27, 2013, the Board of Directors of the Company approved the repurchase of up to $500 million of the Company’s common stock either in the open market or through privately negotiated transactions. The repurchase program is expected to be completed during 2013, and does not obligate the Company to acquire any particular amount of common stock.

2013 Guidance Metrics
The Company provided the following financial guidance for 2013 on an adjusted basis and excluding the impact of any acquisitions, along with the significant exchange rates used in preparing the guidance, which are shown below:

(in millions, except EPS, %'s and exchange rates)
Total Revenue	$7,000 - $7,400
Gross Profit Margin	49% - 51%
SG&A as % of Total Revenue	18% - 20%
R&D as % of Total Revenue	6% - 7%
EBITDA	$1,900 - $2,100
Net Income	$1,060 - $1,180
Diluted EPS	$2.75 - $2.95
Operating Cash Flow	$1,000 - $1,200
Capital Expenditures	$300 - $400
Tax Rate	26% - 27%
Avg Diluted Shares Outstanding	385 - 400

Key Exchange Rates Used for 2013 Guidance:
Australian Dollar ($ / AUD)	1.04
British Pound ($ / GBP)	1.60
Canadian Dollar (CAD / $)	0.99
Euro ($ / EUR)	1.30
Indian Rupee (INR / $)	51.00
Japanese Yen (JPY / $)	82.52

Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expenses, other income and operating cash flow items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months and years ended December 31, 2012 and 2011 (in millions, except per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$162.0	$0.39	$129.5	$0.30	$640.9	$1.52	$536.8	$1.22
Purchase accounting related amortization (included in cost of sales) (a)	88.0		86.8		391.1		364.8
Litigation settlements, net	(1.0)		20.1		(3.0)		48.6
Interest expense, primarily amortization of convertible debt discount	7.6		13.0		35.6		49.8
Non-cash accretion and fair value adjustments of contingent consideration liability	7.7		—		38.7		—
Clean energy investment pre-tax loss (b)	4.4		—		16.8		—
Financing related costs (included in other income (expense), net)	—		34.0		—		34.0
Restructuring and other special items included in:
Cost of sales	15.0		0.8		65.7		8.4
Research and development expense	5.4		0.6		12.4		3.6
Selling, general and administrative expense	39.2		8.1		104.9		44.9
Other income, net	(1.7)		1.4		(0.7)		0.2
Tax effect of the above items and other income tax related items	(59.7)		(67.7)		(215.7)		(198.1)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$266.9	$0.65	$226.6	$0.53	$1,086.7	$2.59	$893.0	$2.04
Weighted average diluted common shares outstanding	412.6		429.7		420.2		438.8

(a)
Purchase accounting related amortization expense for the years ended December 31, 2012 and 2011 includes in-process research and development asset impairment charges of $41.6 million and $16.2 million, respectively.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investment in a clean energy partnership, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Amount is included in other income (expense), net. Certain insignificant amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA amounts have been reclassified to other income (expense), net, as losses from equity affiliates during the fourth quarter of 2012, with corresponding revisions to the full year amounts. The reclassifications had no impact on our previously reported net earnings and diluted EPS attributable to Mylan Inc. common shareholders or adjusted net earnings and adjusted diluted EPS attributable to Mylan Inc.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months and years ended December 31, 2012 and 2011 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP net earnings attributable to Mylan Inc.	$162.0	$129.5	$640.9	$536.8
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	4.6	0.4	18.9	2.0
Income taxes	28.7	(1.0)	161.1	115.8
Interest expense	74.6	81.1	308.7	335.9
Depreciation and amortization (a)	128.6	124.0	546.6	510.6
EBITDA	$398.5	$334.0	$1,676.2	$1,501.1
Add (deduct) adjustments:
Stock-based compensation expense	10.5	9.6	42.6	42.4
Litigation settlements, net	(1.0)	20.1	(3.1)	48.6
Restructuring & other special items	54.4	42.9	176.3	84.9
Adjusted EBITDA	$462.4	$406.6	$1,892.0	$1,677.0

(a)
Purchase accounting related amortization expense for the years ended December 31, 2012 and 2011 includes in-process research and development asset impairment charges of $41.6 million and $16.2 million, respectively.

Conference Call
Mylan will host a conference call and live webcast, including a slide presentation, today, February 27, 2013, at 5:00 pm ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 800.585.8367 or 404.537.3406 for international callers with access pass code 94045069. To access a live webcast of the call, and the slide presentation, please log on to Mylan's Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
Forward-Looking Statements
This press release includes statements that constitute "forward-looking statements", including with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and often may be identified by the use of words such as “may”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, "target" and variations of these words or comparable words. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. These forward-looking statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary note on forward-looking statements and risk factors set forth in the Company's Report on Form 10-Q, for the quarter ended September 30, 2012, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-K for the year ended December 31, 2012, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Net revenues	$1,709,350	$1,527,062	$6,750,246	$6,106,277
Other revenues	13,504	4,172	45,864	23,548
Total revenues	1,722,854	1,531,234	6,796,110	6,129,825
Cost of sales	980,538	886,636	3,887,806	3,566,461
Gross profit	742,316	644,598	2,908,304	2,563,364
Operating expenses:
Research and development	117,770	76,077	401,341	294,728
Selling, general and administrative	362,945	301,026	1,400,747	1,214,631
Litigation settlements, net	(1,049)	20,099	(3,133)	48,556
Total operating expenses	479,666	397,202	1,798,955	1,557,915
Earnings from operations	262,650	247,396	1,109,349	1,005,449
Interest expense	74,573	81,108	308,699	335,944
Other income (expense), net	2,779	(37,412)	3,429	(14,869)
Earnings before income taxes and noncontrolling interest	190,856	128,876	804,079	654,636
Income tax provision	28,696	(1,018)	161,145	115,833
Net earnings	162,160	129,894	642,934	538,803
Net earnings attributable to the noncontrolling interest	(196)	(403)	(2,084)	(1,993)
Net earnings attributable to Mylan Inc. common shareholders	$161,964	$129,491	$640,850	$536,810
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.40	$0.30	$1.54	$1.25
Diluted	$0.39	$0.30	$1.52	$1.22
Weighted average common shares outstanding:
Basic	406,840	426,560	415,210	430,839
Diluted	412,620	429,691	420,236	438,785

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Assets
Current assets:
Cash and cash equivalents	$349,969	$375,056
Accounts receivable, net	1,554,342	1,426,438
Inventories	1,525,242	1,396,742
Other current assets	473,164	370,608
Total current assets	3,902,717	3,568,844
Intangible assets, net	2,224,457	2,630,747
Goodwill	3,515,655	3,517,935
Other non-current assets	2,289,068	1,880,617
Total assets	$11,931,897	$11,598,143
LIABILITIES AND EQUITY
Liabilities
Current liabilities (a)	$2,193,503	$2,563,156
Long-term debt	5,337,196	4,479,080
Other non-current liabilities	1,045,370	1,051,125
Total liabilities	8,576,069	8,093,361
Noncontrolling interest	15,110	13,007
Mylan Inc. shareholders' equity	3,340,718	3,491,775
Total liabilities and equity	$11,931,897	$11,598,143

(a)
At December 31, 2011, long-term debt of approximately $594.0 million related to the Senior Convertible Notes was classified within current liabilities. In March 2012 the Senior Convertible Notes matured and were repaid.

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	December 31,		December 31,		Percent Change		Percent Change
	2012	2011	2012	2011	Total	Constant Currency (1)	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$810.9	$737.1	$3,263.7	$2,857.4	10%	10%	14%	14%
EMEA	368.3	347.4	1,356.2	1,466.0	6%	10%	(7)%	(1)%
Asia Pacific	384.8	337.9	1,330.1	1,235.5	14%	18%	8%	15%
Total third party net sales	1,564.0	1,422.4	5,950.0	5,558.9	10%	12%	7%	11%

Other third party revenues	3.7	3.6	31.3	20.4
Total third party revenues	1,567.7	1,426.0	5,981.3	5,579.3

Intersegment revenues	0.4	1.3	1.6	2.5
Generics total revenues	1,568.1	1,427.3	5,982.9	5,581.8

Specialty:
Third party net sales	145.3	104.7	800.2	547.4	39%	39%	46%	46%
Other third party revenues	9.8	0.5	14.6	3.1
Total third party revenues	155.1	105.2	814.8	550.5

Intersegment revenues	6.9	18.6	37.0	70.0
Specialty total revenues	162.0	123.8	851.8	620.5

Elimination of intersegment revenues	(7.3)	(19.9)	(38.6)	(72.5)
Consolidated total revenues	$1,722.8	$1,531.2	$6,796.1	$6,129.8	13%	14%	11%	14%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP cost of sales	$980.5	$886.6	$3,887.8	$3,566.5
Deduct:
Purchase accounting related amortization	88.0	86.8	391.1	364.8
Restructuring & other special items	15.0	0.8	65.7	8.4
Adjusted cost of sales	$877.5	$799.0	$3,431.0	$3,193.3

Adjusted gross profit (a)	$845.4	$732.2	$3,365.1	$2,936.5

Adjusted gross margin (a)	49%	48%	50%	48%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP total operating expenses	$479.7	$397.2	$1,799.0	$1,557.9
Deduct:
Litigation settlements, net	(1.0)	20.1	(3.0)	48.6
Restructuring & other special items	44.6	8.7	125.5	48.5
Adjusted total operating expenses	$436.1	$368.4	$1,676.5	$1,460.8

Adjusted earnings from operations (b)	$409.3	$363.8	$1,688.6	$1,475.7

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP interest expense	$74.6	$81.1	$308.7	$335.9
Deduct:
Interest expense related to clean energy investment (c)	1.4	—	6.2	—
Non-cash accretion of contingent consideration liability	7.7	—	30.7	—
Non-cash interest, primarily amortization of convertible debt discount	6.2	13.0	29.4	49.8
Adjusted interest expense	$59.3	$68.1	$242.4	$286.1

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP other income (expense)	$2.8	$(37.4)	$3.4	$(14.9)
Add (Deduct):
Clean energy investment operating results (c)	4.4	—	16.8	—
Financing related costs	—	34.0	—	34.0
Restructuring & other special items	(1.7)	1.4	(0.7)	0.2
Adjusted other income (expense)	$5.5	$(2.0)	$19.5	$19.3

Reconciliation of cash provided by operating activities

	Year Ended December 31,
	2012	2011
GAAP cash provided by operating activities	$949	$720
Add:
Payment of litigation settlements	109	81
Payment of interest rate swap settlement	—	14
Adjustments for timing of cash receipts deducted in prior periods	62	7
Payment to Merck KGaA related to income tax benefits on indemnified litigation	—	60
Increase in deferred revenue	18	—
Income tax items	(14)	—
Adjusted cash provided by operating activities	$1,124	$882

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)    Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investment in a clean energy partnership, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Certain insignificant amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA amounts have been reclassified to other income (expense), net, as losses from equity affiliates during the fourth quarter of 2012, with corresponding revisions to the full year amounts. The reclassifications had no impact on our previously reported net earnings and diluted EPS attributable to Mylan Inc. common shareholders or adjusted net earnings and adjusted diluted EPS attributable to Mylan Inc.

Reconciliation of Forecasted Non-GAAP Metrics

The reconciliations below are based in part on management's estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the year ending December 31, 2013. Mylan expects certain known GAAP charges and payments for 2013, as presented in the reconciliations below. Other GAAP charges and payments, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges and payments are dependent upon future events and valuations that have not yet occurred or been performed.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings

	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$690	$1.79	$810	$2.03
Purchase accounting related amortization	352		362
Interest expense, primarily amortization of convertible debt discount	30		32
Non-cash accretion of contingent consideration liability	32		34
Pre-tax loss of clean energy investment	18		20
Restructuring & other special items	115		130
Tax effect of the above items and other income tax related items	(177)		(208)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,060	$2.75	$1,180	$2.95

Weighted average diluted common shares outstanding	385		400

Reconciliation of forecasted net earnings to adjusted EBITDA

	Lower	Upper
GAAP net earnings attributable to Mylan Inc.	$690	$810
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	18	20
Income taxes	197	210
Interest expense	310	330
Depreciation and amortization	520	540
EBITDA	$1,735	$1,910
Add adjustments:
Stock-based compensation expense	50	60
Restructuring & other special items	115	130
Adjusted EBITDA	$1,900	$2,100

Reconciliation of forecasted cash provided by operating activities

	Lower	Upper
GAAP cash provided by operating activities	$870	$1,070
Add:
Estimated payment of legal settlements	90	90
Estimated payment related to income tax benefits on indemnified litigation	26	26
Other items	14	14
Adjusted cash provided by operating activities	$1,000	$1,200